August 31, 2016	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com
For Release:        Immediately

Refer to:	Lauren Zierke; lauren_zierke@lilly.com; (317) 277-6524

Jamere Jackson Elected to Lilly Board of Directors
INDIANAPOLIS, August 31, 2016 /PRNewswire/ - The board of directors of Eli Lilly and Company (NYSE: LLY) has elected Jamere Jackson as a new member, effective October 1, 2016. As a member of Lilly’s board, he will serve on the Audit and Finance committees.

Jackson is currently chief financial officer of Nielsen Holdings plc (Nielsen).

“I am delighted to welcome Jamere Jackson to the Lilly board,” said John C. Lechleiter, Ph.D., chairman, president and chief executive officer. “Jamere brings a wealth of global financial experience, including a strong background in strategic planning. His experience at Nielsen will also provide an important perspective to our business and help broaden our understanding of consumer markets and strategies.”

Prior to joining Nielsen in 2014, Jackson was with General Electric (GE). His last position there was vice president and chief financial officer for GE Oil & Gas, drilling and surface division. In that role, he was responsible for driving financial rigor, developing strategy and implementing change across the drilling and surface portfolio.

Jackson joined GE in 2004 as the chief financial officer for Global Business Services. He then became chief financial analyst for GE Corporate before being promoted to chief financial officer for GE Aviation Military Systems. Next, he was named chief financial officer for GE Aviation Systems, where he led a global team focused on expanding GE’s jet-engine business beyond its core products.

Jackson’s experience also includes positions at First Data Corporation, Total System Services, Pizza Hut Inc., and Procter & Gamble Company. He is a certified public accountant and received his undergraduate degree in finance and business economics from the University of Notre Dame.

About Eli Lilly and Company
Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels. F-LLY
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